Exhibit 10.8

School number : 106B1860

The Ministry of Science and Technology subsidizes technology and knowledge development-based products

Academic cooperation project

“Cryogenic static glass phosphors in advanced lasers

Research and development of car light sources (1/3)”

First Expect technology technique shift change teach

right combine about Book

Project execution agency : National Chung Hsing University

Project host : Professor 鄭木海

Planning partner : Taiwan Color Optics, Inc.

Advanced Technology Transfer Authorization Agreement

The person signing the contract :

National Chung Hsing University	( hereinafter referred to as Party A )
Professor 鄭木海	( hereinafter referred to as Party B )
Taiwan Color Optics, Inc.	( hereinafter referred to as Party C )

This is because Party A and Party B implement the technology and knowledge development industry-university cooperation project “Research and Development of Low-temperature Static Glass Phosphors in Advanced Laser Automotive Light Sources (1/3)” jointly subsidized by the Ministry of Science and Technology and Party C. In order to implement the plan The technology produced by the painting will benefit the domestic industry. Party A and Party B agree to authorize Party C to implement these technologies in the form of advanced technology transfer. The three parties also agree to agree on the following terms based on the principle of good faith and agree to abide by them together:

Article 1:	Source of Technology

This contract intends to authorize the Ministry of Technology and Party C to jointly subsidize the “research and development of low-temperature static glass phosphors in advanced laser automotive light sources (1/3) ” executed by Party A and Party B ( Project No .: MOST 106-2622-E -005-018-CC2) ( hereinafter referred to as this project , the Ministry of Science and Technology subsidizes 62.90%, Party C subsidizes 37.10%, the subsidy funds are detailed in the funding approval list in Appendix 1 ) and is expected to produce specific technical data ( hereinafter referred to as this project) Technology , detailed in the attachment 2 ) The intellectual property rights shall be owned by both parties A and C according to the proportion of capital contribution according to the research project subsidy contract signed by both parties A and C.

Article 2:	Authorized content

2.1 Subject matter of authorization : Party A and Party B have obtained and expected output of this technology as listed in Appendix 2 by implementing this plan.

2.2 Scope of authorization : Authorize the implementation of this technology in the Republic of China.

2.3 Authorization method : non-exclusive authorization.

Article 3:	Delivery of technical data

successively deliver this technical information to Party C in written form according to the schedule and content planned in this plan.

Article 4:	Obligations and Responsibilities

4.1 Consultation and guidance : After Party B delivers the technical information to Party C , if Party C requires Party B to provide consulting services or personnel training for this technology , it shall pay Party B the technical service fee, the time, place and cost of the consulting service. The details of the method and method shall be separately agreed between Party B and Party B.

4.2 Confidentiality responsibility : Party C shall use the care of a good manager to properly keep the undisclosed technical information and related information that it knows or holds due to this contract, and shall not arbitrarily leak or deliver it to any third party or make it known to a third party. . Party C shall require its employees and related personnel to jointly abide by this confidentiality obligation . If any violation of this clause is due to reasons that can be attributed to Party C or its employees and related personnel, Party C shall be deemed to have breached the contract. Even if this contract expires, In case of termination or rescission, Party C shall also be responsible for the confidentiality of this article, and shall compensate Party A and Party B for losses if there is any violation.

Article 5:	Authorization fee and payment method

5.1 Authorization fee : a total of NT$ 1,200,000 , Party C shall pay it in full at the same time as signing the contract . This authorization fee will not be refunded even if this contract is terminated or canceled or the research results of this project are not as expected.

5.2 Distribution of rights and interests: the distribution ratio of the authorization fee shall be in accordance with the provisions of Article 10 of the “Measures for the Ownership and Utilization of Government Scientific and Technological Research and Development Achievements”. Party A shall comply with the “Key Points of Revenue and Expenditure Management of Educational Cooperation Income of National Chung Hsing University”, Party A shall have 16% and Party B shall have 64%.

5.3 Payment method: Upon signing the contract, Party C shall pay the total authorized amount disclosed in Paragraph 1 of this article to Party A in a demand note or remit the money to Party A’s exclusive account (First Commercial Bank Taichung Branch; account number: 401-30-099556;Account name : National Chung Hsing University School Affairs Fund 401 Special Account ) If the authorization fees paid by the two parties are required to be withheld by Party C and reported to the tax collection authority, it shall be handled in accordance with the provisions of the tax law at that time.

Article 6:	Ownership of intellectual property rights and liability for infringement

6.1 The rights and obligations of Party C in this contract shall not be assigned or delegated to any third party without the prior written consent of Party A and Party B. If Party C violates the contract , Party A and Party B may terminate this contract without reminder and demand compensation for damages.

6.2 Party C shall guarantee that it will not infringe the rights and interests of others and will not cause any damage to the Ministry of Science and Technology, Party A or Party B when it implements this technology to manufacture or sell products. If the Ministry of Science and Technology, Party A or Party B is requested or sued by a third party , on the premise that the Ministry of Science and Technology, Party A or Party B do not bear the burden of proof, Party C shall bear all the responsibilities and compensate all expenses (including attorney fees) paid by the Ministry of Science and Technology, Party A or Party B.

6.3 If Party C has any action to claim rights or file a lawsuit, it shall immediately notify Party A, and fully assist Party A and Party B in taking preservation actions or legal procedures to ensure the common rights and interests of the three parties.

6.4 The intellectual property rights of the derivative technologies developed by Party C using this technology shall belong to Party C , but Party A and B shall be notified and provided to Party A and B and the Ministry of Science and Technology for free use in accordance with the principle of reciprocity, but Party A and B shall not arbitrarily use this part of technical information Leak or deliver to any third party or make third party aware. If Party C infringes on the intellectual property rights of a third party due to the implementation of this part of the technology,Party C shall be responsible for it, and Party A and Party B shall not be involved.

6.5 The patented products produced by Party C based on this technology shall be properly marked in accordance with the relevant laws of the authorized area. If the patent has been applied for, Party C shall clearly mark “patent” on the product or its packaging container before the patent is approved . The words “in application”; and after the research and development results are approved for patent, clearly indicate the number of the patent certificate. The product liability of its products has nothing to do with Party A and Party B, and Party C shall ensure that Party A and Party B shall not be harmed by such product liability.

Article 7:	No Guarantee Provisions

Party A and Party B agree to do their best to assist Party C to use this technology on their own, but do not guarantee the patentability, applicability, possibility of commercialization of this technology and non- infringement of the intellectual property rights of third parties.

Article 8:	Handling of breach of contract

If Party C violates any clause of this contract, Party A and B may terminate or cancel this contract without notice, and request damages, and the prior technology transfer authorization fee shall not be refunded.

Article 9:	Contract period

9.1 This contract shall be released within seven years from the date of signing by Party A, Party B and Party C. Party C may obtain Party A and Party B’s consent in writing to extend the authorization period within three months before the expiry date. The conditions for extending the authorization shall be discussed separately.

9.2 When Party C’s implementation of this technology violates environmental protection, public safety and health laws or the Ministry of Science and Technology deems it necessary to increase major national interests or national security, Party A and Party B may terminate this contract.

9.3 If the Ministry of Science and Technology notifies Party A or Party B that the improvements required by Party C require the cooperation of Party C , Party A or Party B shall notify Party C in writing. If Party C does not cooperate, Party A or Party B shall notify Party A or Party B in writing of a deadline for improvement but fails to cooperate within the time limit. If there is improvement, Party A may terminate this contract.

Article 10:	Contract termination processing

10.1 After the expiration or termination of this contract, Party C shall not implement this technology by itself or entrust others.

10.2 Party C ’s confidentiality obligations arising from this contract will not expire due to the expiration or termination of the contract.

Article 11:	Contract modification

11.1 This contract may be modified and updated in writing with the consent of the three parties, and the written document signed by the three parties shall be attached to this contract as part of this contract to replace the original provisions that have been modified and added.

11.2 Matters not stipulated in this contract shall be handled in accordance with the Civil Law and other relevant regulations.

Article 12:	Consent Jurisdiction

12.1 This contract shall be interpreted and regulated in accordance with the laws of the Republic of China : the three parties agree to resolve any doubts or disputes arising from this contract or this contract in accordance with the principle of good faith.

12.2 If there is a dispute in this contract that cannot be resolved within 20 days after the dispute arises, it may be submitted for arbitration at the Taichung Office of the Arbitration Association of the Republic of China with the consent of Party A. Arbitration rules are used to settle the matter; when this contract involves litigation, the three parties agree to use Taichung District Court in Taiwan as the court of first instance jurisdiction.

Article 13:	Use of names and representations

Party C uses this technology for commercial purposes (including but not limited to public marketing, promotion or advertising of products or services, etc.), unless the written consent of Party A, Party B and the Ministry of Science and Technology is obtained, Party A, Party B, or The name, emblem, school badge, trademark or other representations of the Ministry of Science and Technology: nor in any other way shall it indicate that Party A, Party B or the Ministry of Science and Technology have any relationship with Party C’s products or services. If Party C violates the above provisions, Party A or Party B shall immediately notify the Ministry of Science and Technology for necessary handling. If there is any damage, Party A and Party B may request damages from Party C.

Article 14:	Complete Agreement

14.1 This contract and its appendices constitute the complete agreement of the three parties on this case. Any matters agreed upon by the three parties but not recorded in this contract or its appendices before the signing of this contract shall have no binding force on the three parties.

14.2 The appendix has the same effect as this contract, but if there is any conflict between the two, this contract shall prevail.

Article 15:	Contact information

15.1 Notices or requests related to this contract shall be delivered in writing to the following places and persons (hereinafter referred to as “contact persons”). Once delivered to the contact person, they shall be deemed to have been delivered to the party concerned :

Party A’s contact person’s name: 王瓊玉

Title: Administrative Clerk E-mail:irenew@nchu.edu.tw

Tel : 04-22840205#701 Fax : 04-22850436

Address: No. 145, Xingda Road, South District , Taichung City 402

Party B’s contact person’s name : 鄭木海 i

Professional title: Professor       E-mail: whcheng@mail.nsysu.edu.tw

Tel : 04-22851549#713 Fax : 04-22851410

Address: No. 1450, Xingda Road, South District , Taichung City 402

Party C : Zhang Shixin

Title: Manager E-mail: mark.shchang@tcotek.com

Tel : 04-25673281#106 Fax : 04-25678521

Address: 4th Floor, No. 32, Keya Road, Daya District , Taichung City 428

15.2 When the contact person or contact information of the third party is changed , the other two parties shall be notified in writing and the updated content shall be informed.

Article 16:	Number of Contract Shares

This contract is in triplicate, each of Party A, Party B and Party C holds one copy as evidence.

Contractor

Party A: National Chung Hsing University

Representative: Principal 薛富盛

Address: No. 145, Xingda Road, South District, Zhongshi 402

Party B: 鄭木海

Department and title: Institute of Optoelectronics/Professor

Address: No. 145, Xingda Road, South District, Zhongshi 402

Party C: Taiwan Color Optics, Inc.

Representative : 徐秀貞

land Address : 4th Floor, No. 32 , Keya Road, Daya District, 428 Haozhong City

Company uniform number: 25052644

December 27, 2017